UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )*


                               Mortgage.com, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    61910V102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]   Rule 13d-1(b)
         [ ]   Rule 13d-1(c)
         [X]   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                          ------------------
CUSIP NO. 61910V102                   13G                    PAGE 2 OF 32 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Equity L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                3,432,707
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              0
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               3,432,707
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,432,707
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 2 OF 32 PAGES

-------------------                                          ------------------
CUSIP NO. 61910V102                   13G                    PAGE 3 OF 32 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Equity Partners LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Liability Company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,432,707
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,432,707
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,432,707
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        OO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 3 OF 32 PAGES

-------------------                                          ------------------
CUSIP NO. 61910V102                   13G                    PAGE 4 OF 32 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Limited Partnership
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                390,383
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,258,108
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               390,383
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,258,108
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,648,491
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 4 OF 32 PAGES

-------------------                                          ------------------
CUSIP NO. 61910V102                   13G                    PAGE 5 OF 32 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Offshore Limited Partnership C.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                3,258,108
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              390,383
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               3,258,108
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                390,383
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,648,491
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 5 OF 32 PAGES

-------------------                                          ------------------
CUSIP NO. 61910V102                   13G                    PAGE 6 OF 32 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Management L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,648,491
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,648,491
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,648,491
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 6 OF 32 PAGES

-------------------                                          ------------------
CUSIP NO. 61910V102                   13G                    PAGE 7 OF 32 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Offshore Management, N.V.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Netherlands Antilles Corporation
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              390,383
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                390,383
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        390,383
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        CO
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 7 OF 32 PAGES

-------------------                                          ------------------
CUSIP NO. 61910V102                   13G                    PAGE 8 OF 32 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Canaan Capital Partners L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware Limited Partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,648,491
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,648,491
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,648,491
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 8 OF 32 PAGES

-------------------                                          ------------------
CUSIP NO. 61910V102                   13G                    PAGE 9 OF 32 PAGES
-------------------                                          ------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Harry T. Rein
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              8,014,529
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,014,529
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,014,529
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 9 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 10 OF 32 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James J. Fitzpatrick
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,648,491
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,648,491
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,648,491
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.2%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 10 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 11 OF 32 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        James C. Furnivall
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,432,707
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,432,707
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,432,707
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 11 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 12 OF 32 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Stephen L. Green
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              8,014,529
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,014,529
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,014,529
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 12 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 13 OF 32 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Deepak Kamra
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              8,014,529
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,014,529
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,014,529
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 13 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 14 OF 32 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Gregory Kopchinsky
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              8,014,529
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,014,529
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,014,529
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 14 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 15 OF 32 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Guy M. Russo
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,432,707
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,432,707
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,432,707
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 15 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 16 OF 32 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        John V. Balen
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              3,432,707
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                3,432,707
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,432,707
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        7.7%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 16 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 17 OF 32 PAGES
-------------------                                          -------------------

================================================================================
  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Eric A. Young
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)[ ]
                                                               (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0
          NUMBER OF        -----------------------------------------------------
           SHARES          6    SHARED VOTING POWER
        BENEFICIALLY
          OWNED BY              8,014,529
            EACH           -----------------------------------------------------
          REPORTING        7    SOLE DISPOSITIVE POWER
           PERSON
            WITH:               0
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                8,014,529
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        8,014,529
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        18.1%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               PAGE 17 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 18 OF 32 PAGES
-------------------                                          -------------------

Item 1(a).    Name of Issuer
              --------------
              Mortgage.com, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices
              -----------------------------------------------
              1643 North Harrison Parkway
              Sunrise, FL  33323

Item 2(a).    Name of Person Filing
              ---------------------

              This statement is filed by Canaan Equity L.P. ("Canaan Equity"), a Delaware limited partnership, Canaan Equity Partners LLC ("CEP"), a Delaware limited liability company, and Harry T. Rein, John V. Balen, James C. Furnivall, Stephen L. Green, Deepak Kamra, Gregory Kopchinsky, Guy M. Russo, and Eric A. Young (collectively, the "Partners"), Canaan Equity, CEP (which serves as sole general partner of Canaan Equity), Messrs. Rein, Balen, Furnivall, Green, Kamra, Kopchinsky, Russo and Young (who serve as managers of CEP). Also, Canaan Capital Limited Partnership, a Delaware limited partnership, ("Canaan Capital"), Canaan Capital Offshore Limited Partnership C.V., a Netherlands Antilles limited partnership, ("Canaan Capital Offshore"), Canaan Capital Management L.P. , a Delaware limited partnership, ("Canaan Capital Management"), Canaan Capital Offshore Management, N.V., a Netherlands Antilles corporation ("Canaan Corporation"), Canaan Capital Partners L.P., a Delaware limited partnership, ("Canaan Partners"), Messrs. Rein, Fitzpatrick, Green, Kamra, Kopchinsky, and Young, Canaan Capital Management (which serves as the sole general partner of Canaan Capital and one of the two general partners of Canaan Capital Offshore), Canaan Corporation (which serves as the other general partner of Canaan Capital Offshore), Canaan Partners (which serves as the general partner of Canaan Capital Management), and the Partners (who serve as general partners of Canaan Partners) are collectively referred to as the "Reporting Persons" in this
              Schedule 13G.

Item 2(b).    Address of Principal Business Office or, if None, Residence
              -----------------------------------------------------------
              Except in the case of Canaan Capital Offshore, Canaan Corporation, John V. Balen, Deepak Kamra and Eric A. Young, the principal business address of the Reporting Persons is 105 Rowayton Avenue, Rowayton, CT 06853. The principal address of Canaan Capital Offshore and Canaan Corporation is c/o ABN Trustcompany, Pietermaai 15, Curacao, the Netherlands Antilles. The principal business address of John V. Balen, Deepak Kamra and Eric A. Young is 2884 Sand Hill Road, Suite 115, Menlo Park, CA 94025.


                               PAGE 18 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 19 OF 32 PAGES
-------------------                                          -------------------

Item 2(c).    Citizenship
              -----------
              Each of Canaan Equity, Canaan Capital, Canaan Capital Management and Canaan Partners is a limited partnership organized under the laws of Delaware. CEP is a limited liability company organized under the laws of Delaware. Canaan Capital Offshore is a limited partnership and Canaan Corporation is a corporation, each organized under the laws of the Netherlands Antilles. Each of the Partners are citizens of the United States.

Item 2(d).    Title of Class of Securities
              ----------------------------
              This Schedule 13G report relates to the Common Stock, par value $.001 ("Common Stock") of Mortgage.com, Inc. ("the Company").

Item 2(e).    CUSIP Number
              ------------
              CUSIP number 61910V102

Item 3.       If this statement is filed pursuant to ss.ss.240.13d-1(b) or
              ------------------------------------------------------------
              240.13d-2(b) or (c), check whether the person filing is a:
              ----------------------------------------------------------
              (a) [ ] Broker or dealer registered under section 15 of the Act
                      (15 U.S.C. 78o).
              (b) [ ] Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c).
              (c) [ ] Insurance company as defined in section 3(a)(19) of the
                      Act (15 U.S.C. 78c).
              (d) [ ] Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C 80a-8).
              (e) [ ] An investment adviser in accordance with
                      ss.240.13d-1(b)(1)(ii)(E);
              (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
              (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);
              (h) [ ] A savings associations as defined in Section 3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813);
              (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3);
              (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).
None.

Item 4.       Ownership
              ---------
(b) CEP, by virtue of its status as the sole general partner of Canaan Equity, may be deemed to be the beneficial owner of 3,432,707 shares, representing beneficial ownership of 7.7%. By virtue of their status as Managers of CEP, Messrs. Rein, Green, Kamra, Kopchinsky, and Young each may be deemed to be the beneficial owners of
                               PAGE 19 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 20 OF 32 PAGES
-------------------                                          -------------------

              8,014,529 shares representing in the case of each Partner, beneficial ownership of 18.1%. Please note that the shared voting power includes 362,131 shares held by Canaan Ventures II Limited Partnership and 571,200 shares held by Canaan Ventures II Offshore (collectively "Canaan Ventuers II"). Canaan Ventures II holds less than 5% beneficial ownership and is not Reporting Person in this
              Schedule 13G. Mr. Fitzpatrick may be deemed to be a beneficial owner of 3,648,491 shares representing beneficial ownership of 8.2%. Messrs. Balen, Furnivall and Russo each may be deemed to be the beneficial owners of 3,432,707 shares representing in the case of each Partner, beneficial ownership of 7.7%. The foregoing percentages are based on the 44,378,272 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of the Issuer for the quarter ended September 30, 2000.

                                                   NUMBER OF SHARES
                                   ---------------------------------------------
(c)  Reporting Person                 (i)        (ii)        (iii)       (iv)
     -----------------             ---------   ---------   ---------   ---------
Canaan Equity                      3,432,707           0   3,432,707           0
CEP                                        0   3,432,707           0   3,432,707
Canaan Capital                       390,383   3,258,108     390,383   3,258,108
Canaan Capital Offshore            3,258,108     390,383   3,258,108     390,383
Canaan Capital Management                  0   3,648,491           0   3,648,491
Canaan Capital Offshore Management         0     390,383           0     390,383
Canaan Capital Partners                    0   3,648,491           0   3,648,491

Harry T. Rein                              0   8,014,529           0   8,014,529
John V. Balen                              0   3,432,707           0   3,432,707
James J.Fitzpatrick                        0   3,648,491           0   3,648,491
James C. Furnivall                         0   3,432,707           0   3,432,707
Stephen L. Green                           0   8,014,529           0   8,014,529
Deepak Kamra                               0   8,014,529           0   8,014,529
Gregory Kopchinsky                         0   8,014,529           0   8,014,529
Guy M. Russo                               0   3,432,707           0   3,432,707
Eric A. Young                              0   8,014,529           0   8,014,529

(i)   Sole power to vote or direct the vote
(ii)  Shared power to vote or to direct the vote
(iii) Sole power to dispose or to direct the disposition of
(iv)  Shared power to dispose or to direct the disposition of

Item 5.       Ownership of Five Percent or Less of a Class
              --------------------------------------------
              Not Applicable. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.       Ownership of More than Five Percent on Behalf of Another Person
              ---------------------------------------------------------------
              Not applicable.

Item 7.       Identification  and Classification of the Subsidiary which
              ----------------------------------------------------------
              Acquired the Security Being Reported on by the Parent Holding
              -------------------------------------------------------------
              Company
              -------
              Not applicable.

                               PAGE 20 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 21 OF 32 PAGES
-------------------                                          -------------------



Item 8.       Identification and Classification of Members of the Group
              ---------------------------------------------------------
              Each of the Reporting Persons expressly disclaims membership in a "Group" as defined in Rule 13d-1 (b) (ii) (J).


Item 9.       Notice of Dissolution of Group
              ------------------------------
              Not applicable.


Item 10.      Certification
              -------------
              Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).



DATE:  February 14, 2001





























                               PAGE 21 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 22 OF 32 PAGES
-------------------                                          -------------------

                                   SIGNATURES
                                   ----------

After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Canaan Equity L.P.

By:  Canaan Equity Partners LLC
     Its General Partner

By:                *
     ----------------------------
     Manager

Canaan Equity Partners LLC

By:                *
     ----------------------------
     Manager

Canaan Capital Limited Partnership
By:  Canaan Capital Management L. P.
     Its General Partner
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner


Canaan Capital Offshore Limited Partnership C.V.
By:  Canaan Capital Management L. P.
     Its General Partner
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner


Canaan Capital Management L. P.
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner


                               PAGE 22 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 23 OF 32 PAGES
-------------------                                          -------------------

Canaan Capital Offshore Management, N.V.

By:                *
     ----------------------------
     Director

Canaan Capital Partners L.P.

By:                *
     ----------------------------
     General Partner


                   *
---------------------------------
Harry T. Rein

                   *
---------------------------------
James C. Furnivall

                   *
---------------------------------
James J. Fitzpatrick

                   *
---------------------------------
Stephen L. Green

                   *
---------------------------------
Deepak Kamra

                   *
---------------------------------
Gregory Kopchinsky

                   *
---------------------------------
Guy M. Russo

                   *
---------------------------------
John V. Balen

                   *
---------------------------------
Eric A. Young
                                                 *By:  /s/  Guy M. Russo
                                                       -------------------------
                                                       Guy M. Russo
                                                       Attorney-in-Fact

--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.

                               PAGE 23 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 24 OF 32 PAGES
-------------------                                          -------------------

                                                                       Exhibit 1
                                                                       ---------
                             JOINT FILING AGREEMENT
                             ----------------------

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13G need be filed by each of the undersigned with respect to the ownership by each of the undersigned of shares of stock of Mortgage.com, Inc.. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.


Canaan Equity L.P.

By:  Canaan Equity Partners LLC
     Its General Partner

By:                *
     ----------------------------
     Manager

Canaan Equity Partners LLC

By:                *
     ----------------------------
     Manager

Canaan Capital Limited Partnership
By:  Canaan Capital Management L. P.
     Its General Partner
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner


Canaan Capital Offshore Limited Partnership C.V.
By:  Canaan Capital Management L. P.
     Its General Partner
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner




                               PAGE 24 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 25 OF 32 PAGES
-------------------                                          -------------------


Canaan Capital Management L. P.
By:  Canaan Capital Partners L.P.
     Its General Partner

By:                *
     ----------------------------
     General Partner


Canaan Capital Offshore Management, N.V.

By:                *
     ----------------------------
     Director

Canaan Capital Partners L.P.

By:                *
     ----------------------------
     General Partner


                   *
---------------------------------
Harry T. Rein

                   *
---------------------------------
James J. Fitzpatrick

                   *
---------------------------------
James C. Furnivall

                   *
---------------------------------
Stephen L. Green

                   *
---------------------------------
Deepak Kamra

                   *
---------------------------------
Gregory Kopchinsky

                   *
---------------------------------
Guy M. Russo

                   *
---------------------------------
John V. Balen



                               PAGE 25 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 26 OF 32 PAGES
-------------------                                          -------------------






                   *
---------------------------------
Eric A. Young



                                                 *By:  /s/  Guy M. Russo
                                                       -------------------------
                                                       Guy M. Russo
                                                       Attorney-in-Fact


--------------------------------------------------------------------------------
This Schedule 13G was executed by Guy M. Russo pursuant to Powers of Attorney a copy of which is filed herewith as Exhibit 2.
































                               PAGE 26 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 27 OF 32 PAGES
-------------------                                          -------------------

                                                                       Exhibit 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Equity L.P. or Canaan Equity Partners LLC pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]























                               PAGE 27 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 28 OF 32 PAGES
-------------------                                          -------------------


       IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.


CANAAN EQUITY L.P.

By:  Canaan Equity Partners LLC
     Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     Member/Manager


CANAAN EQUITY PARTNERS LLC

By:  /s/ Harry T. Rein
     ----------------------------
     Member/Manager


/s/ Harry T. Rein
---------------------------------
Harry T. Rein


/s/ Guy M. Russo
---------------------------------
Guy M. Russo


/s/ Gregory Kopchinsky
---------------------------------
Gregory Kopchinsky


/s/ Eric A. Young
---------------------------------
Eric A. Young


/s/ Stephen L. Green
---------------------------------
Stephen L. Green


/s/ James C. Furnivall
---------------------------------
James C. Furnivall



                               PAGE 28 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 29 OF 32 PAGES
-------------------                                          -------------------






/s/ Deepak Kamra
---------------------------------
Deepak Kamra



/s/ John V. Balen
---------------------------------
John V. Balen




































                               PAGE 29 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 30 OF 32 PAGES
-------------------                                          -------------------


                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Guy M. Russo his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself as an individual or in his capacity as a general partner or authorized signatory, as the case may be, on behalf of any of Canaan Capital Limited Partnership; Canaan Capital Offshore Limited Partnership C.V.; Canaan Capital Offshore Management, N.V.; Canaan Capital Management L.P. or Canaan Capital Partners, L.P. pursuant to the Securities Act of 1933, as amended, (the "Securities Act"), or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Securities Act, the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby, and ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof, or may have done in connection with the matters described above.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]























                               PAGE 30 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 31 OF 32 PAGES
-------------------                                          -------------------

       IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of February, 2001.


CANAAN CAPITAL LIMITED PARTNERSHIP

By:  Canaan Capital Management, L.P.
     Its General Partner

By:  Canaan Capital Partners, L.P.
     Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     General Partner


CANAAN CAPITAL OFFSHORE LIMITED PARTNERSHIP C.V.

By:  Canaan Capital Management, L.P.
     Its General Partner

By:  Canaan Capital Partners, L.P.
     Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     General Partner


CANAAN CAPITAL OFFSHORE MANAGEMENT, N.V.

By:  /s/ Harry T. Rein
     ----------------------------
     Director


CANAAN CAPITAL MANAGEMENT, L.P.

By:  Canaan Capital Partners, L.P.
     Its General Partner

By:  /s/ Harry T. Rein
     ----------------------------
     General Partner


CANAAN CAPITAL PARTNERS, L.P.

By:  /s/ Harry T. Rein
     ----------------------------
     General Partner

                               PAGE 31 OF 32 PAGES

-------------------                                          -------------------
CUSIP NO. 61910V102                   13G                    PAGE 32 OF 32 PAGES
-------------------                                          -------------------



/s/  Harry T. Rein
---------------------------------
Harry T. Rein


/s/  James J. Fitzpatrick
---------------------------------
James J. Fitzpatrick


/s/  Stephen L. Green
---------------------------------
Stephen L. Green


/s/  Deepak Kamra
---------------------------------
Deepak Kamra


/s/  Gregory Kopchinsky
---------------------------------
Gregory Kopchinsky


/s/ Eric A. Young
---------------------------------
Eric A. Young


/s/ John V. Balen
---------------------------------
John V. Balen
















                               PAGE 32 OF 32 PAGES